Exhibit 99.1

3Q 2017

SmartFinancial Increases Net Income Available to Common Shareholders 26 percent compared to prior year

KNOXVILLE, TN - October 30, 2017 - SmartFinancial, Inc. ("SmartFinancial"; NASDAQ: SMBK), announced today net income of $1.7 million in its third quarter of 2017, compared to $1.6 million a year ago. Net income available to common shareholders totaled $1.7 million for third quarter of 2017 compared to $1.3 million during the third quarter of 2016.

Billy Carroll, President & CEO, stated: "In the third quarter net income was up five percent from a year ago. Compared to last year we grew net interest income over one million dollars by growing gross loans nine percent year over year and by increasing asset yields and our net interest margin. During the last quarter we added revenue producers in several markets and operations personnel to support them and the pending acquisition of Capstone Bancshares in Alabama. Those additions resulted in an increase in salaries and benefits that, along with over three hundred thousand dollars in merger and conversion costs during the current quarter, temporarily elevated our efficiency ratio. We anticipate additional merger related costs for the next two quarters with the integration of Capstone Bancshares after which time efficiencies will improve. Our team has done a great job of balancing the merger planning while growing the core bank.”

SmartFinancial's Chairman, Miller Welborn, concluded: "We are looking forward to completing the acquisition of Capstone Bancshares. Our resulting company will have assets of approximately $1.6 billion. The company's larger scale will lead to increased efficiencies and should result in a higher return on assets by the second quarter of 2018. Just as exciting as completing this acquisition are the future opportunities available for the company. We believe by expanding our geographic footprint we are positioning the company as a 'partner of choice' among other community banks in the Southeast. "

Performance Highlights

•	Net income available to common shareholders of $1.7 million for the quarter, up from $1.3 million a year ago.

•	Net interest margin, taxable equivalent, increased to 4.17 percent, the highest in the past five quarters.

•	Increased average interest-earning assets to average interest-bearing liabilities to 128 percent.

Third Quarter 2017 compared to Third Quarter 2016

Net income available to common shareholders totaled $1.7 million in the third quarter of 2017, or $0.20 per diluted share, compared to $1.3 million, or $0.22 per diluted share, in the third quarter of 2016. Net operating earnings available to common shareholders, which excludes securities gains, foreclosed assets gains and losses, and merger and conversion costs, totaled $1.8 million in the third quarter of 2017 compared to $1.3 million in the third quarter of 2016.

Net interest income to average assets of 3.81 percent for the quarter increased from 3.77 percent in the third quarter of 2016 as the average earning asset balances and yields increased compared to the prior year. Net interest income totaled $10.9 million in the third quarter of 2017 compared to $9.7 million in the third quarter of 2016. Net interest income was positively impacted compared to the prior year due to increases in loan balances and increases in the yields of the loan and securities portfolios. Net interest margin, taxable equivalent, increased from 4.03 percent in the third quarter of 2016 to 4.17 percent in the third quarter of 2017 as a result a higher percentage of average interest-earning assets to average interest-bearing liabilities and increases in the yield on earning assets.

Provision for loan losses was $30 thousand in the third quarter of 2017, compared to $261 thousand in the third quarter of 2016. The decrease in provision for loan losses was due to improvements in the credit profile of the loan portfolio as well as slower loan growth during the period. Annualized net charge-offs (recoveries) was (0.02) percent of average loans in the third quarter of 2017. The ALLL was $5.4 million, or 0.62 percent of total loans as of September 30, 2017, compared to $5.0 million, or 0.62 percent of total loans, as of September 30, 2016. In addition to the allowance there were $8.2 million additional discounts on $166.5 million of purchased loans.

Nonperforming loans as a percentage of total loans was 0.15 percent as of September 30, 2017, which was down from 0.17 percent in the prior year. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.37 percent as of September 30, 2017, compared to 0.38 percent as of September 30, 2016.

Noninterest income to average assets of 0.43 percent for the quarter was down from 0.47 percent in the third quarter of 2016. Noninterest income totaled $1.2 million in the third quarter of 2017, compared to $1.2 million in the third quarter of 2016. Year over year the largest changes in noninterest income were a $157 thousand decrease in gains on the sale of foreclosed assets, a $125 thousand increase in securities gains, and a $113 thousand increase in other income.

Noninterest expense to average assets of 3.33 percent for the quarter was up from 3.13 percent in the third quarter of 2016. Noninterest expense totaled $9.5 million in the third quarter of 2017, which was up from $8.0 million in the third quarter of 2016. The increase in noninterest expense compared to the prior year was primarily due to $723 thousand higher salaries and employee benefits and $303 thousand merger and conversion costs. Income tax expense was $882 thousand in the third quarter of 2017 compared to $947 thousand in the third quarter of 2016. The company's effective tax rate dropped to 34.4 percent in the third quarter of 2017 compared to 37.0 percent in the third quarter of 2016.

Third Quarter 2017 compared to Second Quarter 2017

Net income available to common shareholders totaled $1.7 million in the third quarter of 2017, or $0.20 per diluted share, compared to $1.6 million, or $0.20 per diluted share, in the second quarter of 2017. Net operating earnings available to common shareholders, which excludes securities gains, foreclosed assets gains and losses, and merger and conversion costs, totaled $1.8 million in the third quarter of 2017 compared to $1.9 million in the previous quarter.

Net interest income to average assets of 3.81 percent for the quarter was unchanged from the second quarter of 2017. Net interest income totaled $10.9 million in the third quarter of 2017 compared to $10.2 million in the second quarter of 2017. Net interest income was positively impacted by approximately $123 thousand due to the one extra day in the current period. Net interest margin, taxable equivalent, increased from 4.15 percent in the second quarter of 2017 to 4.17 percent in the third quarter of 2017 as a result a higher percentage of average interest-earning assets to average interest-bearing liabilities and increases of the yield on earning assets.

Provision for loan losses was $30 thousand in the third quarter of 2017, compared to $298 thousand in the second quarter of 2017. The decrease in provision for loan losses was due to slower loan growth during the period. The ALLL was $5.4 million, or 0.62 percent of total loans as of September 30, 2017, compared to $5.5 million, or 0.64 percent of total loans, as of June 30, 2017.

Nonperforming loans as a percentage of total loans was 0.15 percent as of September 30, 2017, which was up slightly from 0.13 percent in the prior quarter. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.37 percent as of September 30, 2017, compared to 0.31 percent as of June 30, 2017.

Noninterest income to average assets of 0.43 percent for the period was down from 0.47 percent in the second quarter of 2017. Noninterest income totaled $1.2 million in the third quarter of 2017, compared to $1.3 million in the second quarter of 2017. The decrease in non-interest income was primarily due to smaller gains from lower sales volumes of SBA and mortgage loans.

Noninterest expense to average assets of 3.33 percent for the quarter was up from 3.29 percent in the second quarter of 2017. Noninterest expense totaled $9.5 million in the third quarter of 2017, which was up $718 thousand from the second quarter of 2017, primarily due to higher salaries and employee benefits. Income tax expense was $882 thousand in the third quarter of 2017 compared to $726 thousand in the second quarter of 2017. The company's effective tax rate increased to 34.4 percent in the third quarter of 2017 compared to 30.6 percent in the second quarter of 2017.

Conference Call Information
SmartFinancial will host a conference call on Tuesday, October 31, at 10:00 a.m. ET. To access this interactive teleconference, dial (888) 317-6003 or (412) 317-6061 and enter the confirmation number: 6556809. A replay of the conference call will be available through November 7, 2017, by dialing (877) 344-7529 or (412) 317-0088 and entering the confirmation number: 10113897. Conference call materials (earnings release & conference call presentation) will be published on the company’s webpage located at http://www.smartfinancialinc.com/CorporateProfile at 9:00 am EST prior to the morning of the conference call.

About SmartFinancial, Inc.
SmartFinancial, Inc., based in Knoxville, Tennessee, is the bank holding company for SmartBank. SmartBank is a full-service commercial bank founded in 2007, with fourteen branches, one loan production office, and one mortgage production office located in East Tennessee, the Florida Panhandle, and North Georgia. Recruiting the best people, delivering exceptional client service, strategic branching and a conservative and disciplined approach to lending have contributed to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

This release contains forward-looking statements. SmartFinancial cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: the expected revenue synergies and cost savings from the merger with Capstone may not be fully realized or may take longer than anticipated to be realized; the disruption from the Capstone merger with customers, suppliers or employees or other business partners’ relationships; the risk of successful integration of our business with that of Capstone after consummation of the merger; the amount of costs, fees, expenses, and charges related to the merger; changes in management’s plans for the future, prevailing economic and political conditions, particularly in our market area; credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and other factors that may be described in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.

The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, SmartFinancial assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. SmartFinancial management uses non-GAAP financial measures, including: (i) net operating earnings available to common shareholders; (ii) operating efficiency ratio; and (iii) tangible common equity, in its analysis of the company's performance. Net operating earnings available to common shareholders excludes the following from net income available to common shareholders: securities gains and losses, OREO gain and losses, merger and conversion expenses, and the income tax effect of adjustments. The operating efficiency ratio excludes securities gains and losses , adjustment for OREO gains and losses, and merger and conversion costs from the efficiency ratio. Tangible common equity excludes total preferred stock, preferred stock paid in capital, goodwill, and other intangible assets.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the company and provide meaningful comparisons to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider SmartFinancial's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Source
SmartFinancial, Inc.

Investor Contacts
Billy Carroll                        Frank Hughes
President & CEO                        Executive Vice President, Investor Relations
(865) 868-0613                        (423) 385-3009

Media Contact
Kelley Fowler
First Vice President, Public Relations & Marketing
SmartBank
(865) 868-0611
kelley.fowler@smartbank.com

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands except per share data)
	As of and for the three months ending
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Selected Performance Ratios (Annualized)
Return on average assets	0.59%	0.61%	0.64%	0.64%	0.63%
Net operating return on average assets (Non-GAAP)	0.63%	0.61%	0.44%	0.54%	0.44%
Return on average shareholder equity	4.91%	4.95%	5.18%	6.24%	6.19%
Net operating return on average shareholder equity (Non-GAAP)	5.25%	4.91%	3.55%	5.32%	4.35%
Net interest income / average assets	3.81%	3.81%	3.81%	3.80%	3.77%
Yield on earning assets, TE (Non-GAAP)	4.70%	4.66%	4.54%	4.51%	4.48%
Cost of interest-bearing liabilities	0.68%	0.65%	0.60%	0.58%	0.57%
Net interest margin, TE (Non-GAAP)	4.17%	4.15%	4.07%	4.06%	4.03%
Noninterest income / average assets	0.43%	0.47%	0.36%	0.37%	0.47%
Noninterest expense / average assets	3.33%	3.29%	3.16%	3.09%	3.13%
Efficiency ratio	78.62%	76.77%	75.79%	74.29%	74.06%
Operating efficiency ratio (Non-GAAP)	76.46%	78.98%	81.34%	78.98%	80.31%
Pre-tax pre-provision income / average assets	0.97%	0.96%	1.09%	1.08%	1.09%

Per Common Share
Net income, basic	$0.20	$0.20	$0.19	$0.23	$0.23
Net income, diluted	0.20	0.20	0.19	0.22	0.22
Net operating earnings, basic (Non-GAAP)	0.22	0.20	0.15	0.24	0.19
Net operating earnings, diluted (Non-GAAP)	0.22	0.20	0.15	0.23	0.19
Book value as of	16.57	16.39	16.14	15.81	15.83
Tangible book value (Non-GAAP) as of	15.67	15.48	15.34	14.69	14.70

Common shares outstanding as of	8,243	8,219	8,211	5,896	5,885

Composition Of Loans
Commercial & financial	$119,782	$105,129	$90,649	$85,696	$83,534
Real estate construction & Development	98,212	101,151	115,675	117,748	128,733
Real estate commercial	447,620	445,176	407,933	414,860	394,346
owner occupied	210,489	211,469	197,032	199,645	191,697
non-owner occupied	237,131	233,707	210,901	215,215	202,649
Real estate residential	199,704	206,667	186,344	187,557	183,528
Other loans	6,361	7,298	6,938	7,515	7,001
Total loans	$871,679	$865,421	$807,539	$813,376	$797,142

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands except per share data)
	As of and for the three months ending
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Asset Quality Data and Ratios
Nonperforming loans	$1,264	$1,147	$1,445	$2,142	$1,370
Foreclosed assets	2,888	2,369	2,371	2,386	2,536
Total nonperforming assets	$4,152	$3,516	$3,816	$4,528	$3,906
Restructured loans not included in nonperforming loans	$42	$—	$301	$608	$3,388
Net charge-offs to average loans (annualized)	(0.02)%	(0.04)%	(0.02)%	0.02%	0.01%
Allowance for loan losses to loans	0.62%	0.64%	0.64%	0.63%	0.62%
Nonperforming loans to total loans, gross	0.15%	0.13%	0.18%	0.26%	0.17%
Nonperforming assets to total assets	0.37%	0.31%	0.36%	0.43%	0.38%

Capital Ratios
Tangible equity to tangible assets	11.45%	11.18%	12.06%	9.34%	9.53%
Tangible common equity to tangible assets	11.45%	11.18%	12.06%	8.20%	8.36%
SmartFinancial, Inc.:	Estimated
Tier 1 leverage	12.18%	11.54%	12.37%	9.71%	9.77%
Common equity Tier 1	13.74%	13.43%	14.40%	9.98%	10.04%
Tier 1 capital	13.74%	13.43%	14.40%	11.35%	11.42%
Total capital	14.32%	14.10%	15.12%	11.93%	12.00%
SmartBank:	Estimated
Tier 1 leverage	11.23%	10.98%	11.17%	9.71%	9.63%
Common equity Tier 1	12.60%	12.32%	13.13%	11.30%	11.26%
Tier 1 capital	12.60%	12.32%	13.13%	11.30%	11.26%
Total capital	13.19%	12.89%	13.71%	11.88%	11.83%

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
BALANCE SHEET
	Ending Balances
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Assets
Cash & cash equivalents	$84,098	$82,835	$55,548	$68,748	$58,587
Securities available for sale	115,535	132,762	137,133	129,422	138,628
Other investments	6,081	6,081	5,628	5,628	4,451
Total loans	871,679	865,421	807,539	813,376	797,143
Allowance for loan losses	(5,393)	(5,498)	(5,152)	(5,105)	(4,964)
Loans, net	866,286	859,923	802,387	808,271	792,178
Premises and equipment	33,778	33,765	30,802	30,536	27,863
Foreclosed assets	2,888	2,369	2,371	2,386	2,536
Goodwill and other intangibles	7,414	7,492	6,583	6,636	6,675
Other assets	19,742	20,253	10,634	10,830	9,808
Total assets	$1,135,822	$1,145,479	$1,051,086	$1,062,456	$1,040,726

Liabilities
Noninterest demand	$185,386	$183,324	$160,673	$153,483	$145,509
Interest-bearing demand	156,953	156,150	167,433	162,702	152,216
Money market and savings	306,357	324,014	274,993	274,605	271,259
Time deposits	311,490	318,147	286,600	316,275	291,858
Total deposits	960,187	981,635	889,699	907,065	860,842
Repurchase agreements	26,542	22,946	23,153	26,622	24,202
FHLB & other borrowings	6,000	—	60	18,505	43,048
Other liabilities	6,505	6,164	5,622	5,024	7,463
Total liabilities	999,234	1,010,745	918,535	957,216	935,556
Shareholders' Equity
Preferred stock	—	—	—	12	12
Common stock	8,243	8,219	8,211	5,896	5,885
Additional paid-in capital	107,065	106,794	106,703	83,463	83,330
Retained earnings	21,654	19,968	18,320	16,871	15,494
Accumulated other comprehensive loss	(374)	(248)	(683)	(1,002)	449
Total shareholders' equity	136,588	134,734	132,551	105,240	105,170
Total liabilities & shareholders' equity	$1,135,822	$1,145,479	$1,051,086	$1,062,456	$1,040,726

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
INCOME STATEMENT
	Three months ending
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Interest Income
Loans, including fees	$11,491	$10,747	$10,216	$10,324	$10,111
Investment securities and interest bearing due froms	740	692	661	570	602
Other interest income	86	78	73	83	51
Total interest income	12,317	11,517	10,949	10,977	10,763
Interest Expense
Deposits	1,373	1,241	1,098	1,066	1,065
Repurchase agreements	15	16	16	17	17
FHLB and other borrowings	5	12	15	37	17
Total interest expense	1,393	1,268	1,129	1,121	1,099
Net interest income	10,924	10,249	9,820	9,856	9,665
Provision for loan losses	30	298	12	171	261
Net interest income after provision for loan losses	10,894	9,951	9,808	9,685	9,404
Noninterest income
Service charges on deposit accounts	294	291	265	277	296
Gain on securities	144	—	—	—	18
Gain on sale of loans and other assets	224	405	275	242	287
Gain (loss) on sale of foreclosed assets	(27)	1	(16)	6	130
Other non-interest income	585	556	402	422	472
Total noninterest income	1,220	1,253	927	948	1,204
Noninterest expense
Salaries and employee benefits	5,035	4,758	4,647	4,422	4,312
Occupancy expense	1,114	963	978	875	965
FDIC premiums	102	61	153	166	153
Foreclosed asset expense	20	12	—	37	79
Marketing	177	129	164	79	179
Data Processing	483	475	340	541	457
Professional expenses	472	473	570	558	558
Amortization of other intangibles	78	61	53	39	80
Service contracts	363	313	296	281	272
Other noninterest expense	1,703	1,584	944	1,028	994
Total noninterest expense	9,547	8,829	8,145	8,026	8,050
Earnings before income taxes	2,567	2,375	2,590	2,607	2,558
Income tax expense	882	726	946	960	947
Net income (loss)	1,685	1,649	1,644	1,647	1,611
Dividends on preferred stock	—	—	195	270	270
Net income available to common shareholders	$1,685	$1,649	$1,449	$1,377	$1,341

NET INCOME PER COMMON SHARE
Basic	$0.20	$0.20	$0.19	$0.23	$0.23
Diluted	0.20	0.20	0.19	0.22	0.22

Weighted average common shares outstanding
Basic	8,235	8,217	7,525	5,891	5,835
Diluted	8,333	8,326	7,631	6,206	6,096

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
YIELD ANALYSIS
	Three Months Ended September 30, 2017			Three Months Ended June 30, 2017			Three Months Ended September 30, 2016
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest *	Cost*	Balance	Interest *	Cost*	Balance	Interest *	Cost*
Assets
Loans	$868,352	$11,496	5.25%	$834,665	$10,752	5.17%	$788,585	$10,112	5.09%
Investment securities and interest bearing due froms	142,089	757	2.11%	138,965	707	2.04%	159,683	615	1.53%
Federal funds and other	31,864	86	1.07%	18,503	78	1.69%	5,442	51	3.72%
Total interest-earning assets	1,042,305	12,339	4.70%	992,133	11,537	4.66%	953,710	10,778	4.48%
Non-interest-earning assets	96,147			85,553			66,735
Total assets	$1,138,452			$1,077,686			$1,020,445

Liabilities and Stockholders’ Equity
Interest-bearing demand deposits	$153,838	$118	0.30%	$156,387	$115	0.29%	$147,102	$73	0.20%
Money market and savings deposits	329,933	519	0.62%	300,448	424	0.57%	268,307	283	0.42%
Time deposits	311,668	736	0.94%	305,171	702	0.92%	312,889	709	0.90%
Total interest-bearing deposits	795,439	1,373	0.68%	762,006	1,241	0.65%	728,298	1,065	0.58%
Securities sold under agreement to repurchase	20,589	15	0.29%	19,903	16	0.32%	22,471	17	0.30%
Federal Home Loan Bank advances and other borrowings	381	5	5.21%	3,482	11	1.27%	11,187	17	0.60%
Total interest-bearing liabilities	816,409	1,393	0.68%	785,391	1,268	0.65%	761,956	1,099	0.57%
Noninterest-bearing deposits	179,968			157,965			148,178
Other liabilities	5,978			659			6,194
Total liabilities	1,002,355			944,015			916,328
Shareholders’ equity	136,097			133,671			104,117
Total liabilities and stockholders’ equity	$1,138,452			$1,077,686			$1,020,445

Net interest income, taxable equivalent		$10,946			$10,269			$9,679
Interest rate spread			4.02%			4.01%			3.91%
Tax equivalent net interest margin			4.17%			4.15%			4.03%

Percentage of average interest-earning assets to average interest-bearing liabilities			127.67%			126.32%			125.17%
Percentage of average equity to average assets			11.95%			12.40%			10.20%
* Taxable equivalent basis

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
NON-GAAP RECONCILIATIONS	Three months ending
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Net interest income, Taxable Equivalent
Net interest income (GAAP)	$10,924	$10,248	$9,820	$9,856	$9,665
Taxable equivalent adjustment	22	21	21	22	14
Net interest income, Taxable Equivalent (Non-GAAP)	$10,946	$10,269	$9,841	$9,878	$9,679

Operating Earnings[1]
Net income (loss) (GAAP)	$1,685	$1,648	$1,644	$1,647	$1,611
Securities (gains) losses	(144)	—	—	—	(18)
Foreclosed assets (gains) losses	27	—	15	(6)	(130)
Merger and conversion costs	303	420	—	—	—
Income tax effect of adjustments[2]	(71)	(161)	(6)	2	57
Net operating earnings (Non-GAAP)	1,800	1,907	1,653	1,643	1,520
Dividends on preferred stock	—	—	(195)	(270)	(270)
Net operating earnings available to common shareholders (Non-GAAP)	$1,800	$1,907	$1,458	$1,373	$1,250
Net operating earnings per common share:
Basic	$0.22	$0.23	$0.19	$0.23	$0.21
Diluted	0.22	0.23	0.19	0.22	0.21

Operating Efficiency Ratio
Efficiency ratio (GAAP)	78.62%	76.77%	75.79%	74.29%	74.06%
Adjustment for taxable equivalent yields	(0.22)%	(0.22)%	(0.25)%	(0.26)%	(0.18)%
Adjustment for securities gains (losses)	1.51%	—%	—%	—%	0.23%
Adjustment for OREO gains (losses)	(0.28)%	—%	(0.18)%	0.08%	1.62%
Adjustment for merger & conversion costs	(3.17)%	(4.76)%	—%	—%	—%
Operating efficiency ratio (Non-GAAP)	76.46%	71.79%	75.36%	74.11%	75.73%

Loan Discount Data
Allowance for loan losses (GAAP)	$5,393	$5,498	$5,152	$5,105	$4,964
Net acquisition accounting fair value discounts to loans[3]	$8,167	$9,086	$9,831	$10,271	$10,742

Tangible Common Equity
Shareholders' equity (GAAP)	$136,588	$134,734	$132,551	$105,240	$105,170
Less preferred stock & preferred stock paid in capital	—	—	—	12,000	12,000
Less goodwill and other intangible assets	7,414	7,492	6,583	6,636	6,675
Tangible common equity (Non-GAAP)	$129,174	$127,242	$125,968	$86,604	$86,495

1 Operating earnings includes the following income and expenses related to past mergers and acquisitions:

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Accretion above contractual loan income (ASC 310-20 & 310-30)	888	696	540	430	450
Amortization of other intangibles	78	61	53	39	80

2 Assumes 38.29% effective rate, except for those expenses which are not deductible for tax purposes
3 Includes ASC 310-20 and ASC 310-30 discounts